The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities is effective under the Securities Act of 1933, as amended. We are not using this preliminary prospectus supplement and the accompanying prospectus to offer to sell or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-282398
Registration No. 333-282398-01
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT, DATED SEPTEMBER 18, 2025
Prospectus Supplement
(To Prospectus dated September 30, 2024)
$

$   % SENIOR NOTES DUE 20
Ferguson Enterprises Inc. (the “Issuer”), a Delaware corporation, is offering $    aggregate principal amount of its    % senior notes due 20   (the “Notes”).
The Notes will accrue interest at a rate of    % per year and mature on    , 20  .
Interest will be payable semi-annually in cash in arrears on     and     of each year, beginning on    , 20   and accruing from    , 2025.
We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of existing indebtedness. See “Use of Proceeds.”
The Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at the redemption prices discussed under the caption “Description of the Notes—Optional Redemption.” If a Change of Control Triggering Event (as defined herein) occurs, the Issuer may be required to repurchase the Notes from holders. See “Description of the Notes—Purchase of Notes Upon a Change of Control Triggering Event.”
The obligations under the Notes will be fully and unconditionally guaranteed (the “Guarantee”) by Ferguson UK Holdings Limited, a private limited company incorporated under the laws of England and Wales, and an indirect subsidiary of the Issuer (the “Guarantor”). The Notes and the related Guarantee will be unsecured and unsubordinated obligations of the Issuer and the Guarantor, respectively, and will rank equally in right of payment with all of the Issuer’s and the Guarantor’s respective existing and future unsecured and unsubordinated indebtedness. The Notes and the related Guarantee will rank senior in right of payment to all the Issuer’s and the Guarantor’s respective existing and future subordinated indebtedness. In addition, the Notes and the related Guarantee will be effectively subordinated in right of payment to all of the Issuer’s and the Guarantor’s respective existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will not be guaranteed by any of the Issuer’s subsidiaries other than the Guarantor and will therefore be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations (including trade payables) of each of the Issuer’s subsidiaries other than the Guarantor.
The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. For a more detailed description of the Notes, see “Description of the Notes” beginning on page S-15.
Investing in the Notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and those risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of certain risks that you should consider before investing in the Notes.

	Public offering price(1)	Underwriting discount	Proceeds to Ferguson (before expenses)(1)
	%	%	%
Total	$	$	$

(1)	Plus accrued and unpaid interest from , 2025 to the date of delivery.
The Notes are a new issue of securities with no established trading market. We do not intend to apply to list the Notes on any national securities exchange or include the Notes in any automated quotation system.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the Notes to purchasers through the book-entry delivery system of The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, S.A. on or about    , 2025, which will be the     business day following the date of this prospectus supplement (such settlement being referred to as “T+  ”).
Joint Book-Running Managers

Barclays	J.P. Morgan	SMBC Nikko

PNC Capital Markets LLC
The date of this prospectus supplement is    , 2025

Prospectus Supplement
Prospectus
i

ABOUT THIS PROSPECTUS SUPPLEMENT
We provide information to you about the Notes in two separate documents: (1) this prospectus supplement, which describes the terms of this offering and also adds to, modifies and/or updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus, and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than and information that does not apply to the Notes being offered by this prospectus supplement. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing in our Notes. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.
It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in the section entitled “Incorporation of Certain Information by Reference; Where You Can Find More Information” in this prospectus supplement.
We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and any permitted free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Notes, nor does this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any permitted free writing prospectus is accurate on any date other than the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of any such permitted free writing prospectus, as the case may be, or that the information incorporated by reference herein or therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained.
As used in this prospectus supplement, unless the context requires otherwise (i) all references to “Ferguson,” the “Company,” “we,” “our” and “us” refer to Ferguson Enterprises Inc. and our subsidiaries on a consolidated basis, except in the sections titled “The Offering” and “Description of the Notes,” where such terms refer only to Ferguson Enterprises Inc., excluding its subsidiaries, (ii) all references to the “Issuer” refer to Ferguson Enterprises Inc., excluding its subsidiaries, (iii) all references to “Guarantor” refer to Ferguson UK Holdings Limited, excluding its subsidiaries and (iv) references to “$” or “dollars” are to the lawful currency of the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain information included in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statement. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes, and other statements concerning the success of our business and strategies.
Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this prospectus supplement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those contained in such forward-looking statements, including but not limited to:
•
the additional procedures required to audit the Company’s financial results for the fiscal year ended July 31, 2025 that could result in changes to the Company’s unaudited preliminary financial results described in this prospectus supplement;

•
weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate and the macroeconomic impact of factors beyond our control (including, among others, inflation/deflation, recession, labor and wage pressures, trade restrictions such as tariffs, sanctions and retaliatory countermeasures, interest rates, and geopolitical conditions);

•
failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities;

•
decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets and our ability to effectively manage inventory as a result;

•
changes in competition, including as a result of market consolidation, new entrants, vertical integration or competitors responding more quickly to emerging technologies (such as generative artificial intelligence (“AI”));

•	failure of a key information technology system or process as well as payment-related risks, including exposure to fraud or theft;
•	privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents, network security breaches or the use of AI;
•
ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability due to loss of key suppliers;

•	failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence;
•	unsuccessful execution of our operational strategies;

•	failure to attract, retain and motivate key associates;
•	exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks and fleet incidents;
•	risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions;
•	risks associated with sales of private-label products, including regulatory, product liability and reputational risks and the adverse impact such sales may have on supplier relationships and rebates;
•	the failure to achieve and maintain a high level of product and service quality or comply with responsible sourcing standards;
•	inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility;
•	changes in, interpretations of, or compliance with tax laws and accounting standards;
•	our access to capital, indebtedness and changes in our credit ratings and outlook;
•
fluctuations in product prices/costs (e.g., including as a result of the use of commodity-priced materials, inflation/deflation, trade restrictions and/or failure to qualify for or maintain supplier rebates) and foreign currency;

•	funding risks related to our defined benefit pension plans;
•
legal proceedings in the ordinary course of our business as well as any failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change;

•	the occurrence of unforeseen developments such as litigation, investigations, governmental proceedings or enforcement actions;
•	our failure to comply with the obligations associated with being a public company listed on the New York Stock Exchange and London Stock Exchange and the costs associated therewith; and
•	the costs and risk exposure relating to sustainability matters and disclosures, including regulatory or legal requirements and disparate stakeholder expectations.
Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
All forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus and under similar headings in our other filings with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

SUMMARY
This summary highlights selected information included or incorporated by reference in this prospectus supplement. This summary is not complete and may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes incorporated by reference into this prospectus supplement, before making an investment decision.
OUR COMPANY
Ferguson is the largest value-added distributor serving the water and air specialized professional in our $340 billion residential and non-residential North American construction market. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, heating, ventilation and air conditioning, appliances, and lighting to pipes, valves and fittings, water and wastewater solutions, and more.
CORPORATE INFORMATION
Ferguson Enterprises Inc. is a Delaware corporation that was incorporated on February 5, 2024. On August 1, 2024, Ferguson plc, a company incorporated in Jersey, completed a merger transaction (the “Merger”) that resulted in Ferguson plc becoming a direct wholly owned subsidiary of Ferguson Enterprises Inc. and in the shareholders of Ferguson plc at the designated record time for the Merger no longer holding ordinary shares of Ferguson plc but instead holding shares of common stock of Ferguson Enterprises Inc. As a result of the Merger, Ferguson Enterprises Inc. became the successor issuer to Ferguson plc, which was renamed “Ferguson (Jersey) Limited” and converted into a private company. On August 1, 2024, Ferguson Enterprises Inc. filed a Form 8-K12B for the purpose of establishing Ferguson Enterprises Inc. as the successor issuer pursuant to Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to disclose certain related matters.
Our principal executive offices are located at 751 Lakefront Commons, Newport News, Virginia 23606, and our telephone number is (757) 874-7795. We maintain a website at corporate.ferguson.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus.
For further information regarding Ferguson, including financial information, you should refer to our recent filings with the SEC. See “Incorporation of Certain Information by Reference; Where You Can Find More Information.”
THE GUARANTOR
The Guarantor is a private limited company incorporated under the laws of England and Wales, and an indirect subsidiary of the Issuer. The registered office of the Guarantor is 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, United Kingdom RG41 5TS.

THE OFFERING
The terms of the Notes are summarized below solely for your convenience. This summary is not a complete description of the Notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement, including the “Risk Factors” section, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Incorporation of Certain Information by Reference; Where You Can Find More Information.” For a more detailed description of the Notes, see the discussion under the caption “Description of the Notes” in this prospectus supplement and “Description of Debt Securities and Guarantees” beginning on page 7 of the accompanying prospectus.
Issuer
Ferguson Enterprises Inc.
Guarantor
Ferguson UK Holdings Limited
Securities Offered
$     aggregate principal amount of    % senior notes due 20  .
Interest Rate
   % per annum.
Interest Payment Dates
Semi-annually in cash in arrears on        and       of each year, beginning on      , 20   and accruing from     , 2025.
Maturity Date
     , 20  .
Optional Redemption
The Issuer may redeem the Notes, at its option, in whole or in part, at any time and from time to time at the redemption prices set forth under “Description of the Notes—Optional Redemption.”
Tax Redemption
The Issuer may redeem all, but not part, of the Notes upon the occurrence of specified tax events described in “Description of the Notes—Redemption for Taxation Reasons.”
Guarantee
The payment of the principal, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed on an unsecured basis by the Guarantor. Under certain circumstances, the Guarantor may be released from the Guarantee without the consent of the holders of the Notes. See “Description of the Notes—Guarantee.”
Ranking
The Notes and the related Guarantee will be unsecured and unsubordinated obligations of the Issuer and the Guarantor, respectively, and will rank equally in right of payment with all of the Issuer’s and the Guarantor’s respective existing and future unsecured and unsubordinated indebtedness. The Notes and the related Guarantee will rank senior in right of payment to all the Issuer’s and the Guarantor’s respective existing and future subordinated indebtedness. In addition, the Notes and the related Guarantee will be effectively subordinated in right of payment to all of the Issuer’s and the Guarantor’s respective existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will not be guaranteed by any of the Issuer’s subsidiaries other than the Guarantor and will therefore be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations (including trade payables) of each of the Issuer’s subsidiaries other than the Guarantor.
Use of Proceeds
We estimate that the net proceeds to be received by us from the sale of the Notes offered hereby will be approximately $    , after deducting the underwriting discount and estimated offering expenses and fees payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of existing indebtedness. See “Use of Proceeds.”
Offer to Purchase Upon a Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of the Notes”), unless the Issuer has exercised its option to redeem the Notes as described under “Description of the Notes—Optional Redemption,” each holder of Notes will have the right to require that the Issuer purchase all or a portion of such holder’s Notes, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. See “Description of the Notes—Purchase of Notes Upon a Change of Control Triggering Event.”
Certain Covenants
The indenture governing the Notes will include covenants that will, among other things, limit the Issuer’s and the Guarantor’s ability to create or permit to subsist any lien to secure any of their Relevant Indebtedness (as defined in “Description of the Notes—Limitation on Liens”) or any Relevant Indebtedness of any of our subsidiaries, without making effective provision for securing the Notes and the related Guarantee, as applicable, equally and ratably with such debt, subject to certain exceptions described under “Description of the Notes—Limitation on Liens,” and will limit the Issuer’s and the Guarantor’s ability to consolidate with or merge into, or convey, or sell or transfer all or substantially all of their properties and assets to, any other person (as described in “Description of the Notes—Consolidation, Merger or Sale”). These covenants are subject to a number of important qualifications, exceptions and limitations. See “Description of the Notes.”
Form and Minimum Denominations
The Notes will be represented by one or more global securities registered in the name of a nominee of DTC. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors
For a discussion of factors you should carefully consider before deciding to purchase the Notes, see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement.
No Established Public Markets
The Notes are new securities, and there is no established trading market for the Notes. The underwriters have advised us that they presently intend to make a market in the Notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the Notes may not be available if you try to sell your Notes. We do not intend to apply to list the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system.
Trustee, Securities Registrar and Paying Agent
The Bank of New York Mellon
Governing Law
The Notes and the related Guarantee will be, and the indenture governing the Notes and the related Guarantee is, governed by the laws of the State of New York.

RECENT DEVELOPMENTS
Preliminary Fourth Quarter and Full Year Selected Financial Results
On September 16, 2025, we announced our unaudited preliminary financial results for the three months and full year ended July 31, 2025. The tables below present highlights of our unaudited preliminary financial results as of and for the periods indicated.
These unaudited preliminary financial results have been prepared by, and are the responsibility of, our management. Deloitte & Touche LLP has not completed its audit of our financial statements for the year ended July 31, 2025, or performed any procedures with respect to the unaudited preliminary financial results contained herein. Accordingly, Deloitte & Touche LLP does not express any opinion or any other form of assurance with respect to these results as of and for the three months and full year ended July 31, 2025, and assumes no responsibility for, and disclaims any association with the unaudited preliminary financial results. Our Annual Report on Form 10-K for the year ended July 31, 2025 will include our audited financial statements for the full year ended July 31, 2025, including the footnote disclosures associated with our year-end financial results, as well as management’s report on our internal control over financial reporting, our auditors’ audit report thereon and management’s discussion and analysis of results of operations and financial condition.
Our audited financial statements for the year ended July 31, 2025 will not be available until after this offering is completed and, consequently, will not be available to you prior to your investment decision with respect to this offering. Preparation of our Annual Report on Form 10-K for the year ended July 31, 2025 and audit of our financial results by Deloitte & Touche LLP could result in changes to the unaudited preliminary financial results presented below.
The following information should be read in conjunction with (i) our consolidated financial statements and related notes, as well as management’s discussion and analysis of results of operations and financial condition, in our Annual Report on Form 10-K for the year ended July 31, 2024 and our other filings with the SEC that are incorporated by reference herein and (ii) “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and similar sections in our filings with the SEC that are incorporated by reference herein.
Statement of Operations Data

	Three Months Ended July 31,		Year Ended July 31,
	2025	2024	2025	2024
(in millions)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$8,497	$7,946	$30,762	$29,635
Cost of sales	(5,803)	(5,485)	(21,327)	(20,582)
Gross profit	2,694	2,461	9,435	9,053
Selling, general and administrative expenses	(1,665)	(1,563)	(6,376)	(6,038)
Restructuring and impairment expenses	(7)	—	(80)	(28)
Depreciation and amortization	(97)	(87)	(373)	(335)
Operating profit	925	811	2,606	2,652
Interest expense, net	(50)	(47)	(190)	(179)
Other income (expense), net	(3)	(5)	7	(9)
Income before income taxes	872	759	2,423	2,464
Provision for income taxes	(172)	(308)	(567)	(729)
Net income	$700	$451	$1,856	$1,735

Selected Balance Sheet Data

	As of July 31,
	2025	2024
(in millions)	(Unaudited)
Cash and cash equivalents	$674	$571
Total current assets	10,146	9,410
Long-term debt	3,752	3,774

RISK FACTORS
An investment in the Notes involves risks. Prior to making a decision about investing in the Notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding the Notes and this offering as well as the information set forth under “Part I—Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2024 (as such risk factors may be updated from time to time in our public filings, which are incorporated by reference herein), which is incorporated by reference herein. You should also carefully consider the information described under “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and the other information included in this prospectus supplement and the accompanying prospectus and the other information incorporated by reference herein and therein. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.
The Notes will be structurally subordinated to all of the obligations of the Issuer’s subsidiaries (other than the Guarantor). Our ability to service our debt is dependent on the performance of our subsidiaries.
Creditors of a subsidiary are entitled to be paid what is due to them before assets of the subsidiary become available for creditors of its parent. While the Notes will be guaranteed by the Guarantor, the Notes will not be guaranteed by any of the Issuer’s other subsidiaries and will therefore be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations (including trade payables) of such non-guarantor subsidiaries. The incurrence of indebtedness, liabilities or other unsecured obligations by any of our non-guarantor subsidiaries is not prohibited by the indenture governing the Notes and could adversely affect our ability to pay our obligations on the Notes. Subsidiaries other than the Guarantor are obligors on a portion of our outstanding debt.
The Issuer and the Guarantor are each holding companies with no independent operations and are dependent on distributions of funds from their respective operating subsidiaries for cash. Consequently, the Issuer’s and the Guarantor’s ability to service their respective debt, including the Notes and the related Guarantee, depends in part upon the earnings of their operating subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to the Issuer and the Guarantor, as applicable. The payment of dividends and the making of loans and advances to the Issuer and the Guarantor by their respective subsidiaries may be subject to statutory or contractual restrictions, may depend upon the earnings of those subsidiaries and may be subject to various business considerations.
The limited covenants in the indenture governing the Notes and the terms of the Notes will not provide protection against significant events that could adversely impact your investment in the Notes.
The indenture governing the Notes does not:
•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;
•	limit our ability to incur additional unsecured indebtedness;
•	restrict our non-guarantor subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;
•	restrict our ability to repurchase or prepay our securities; or
•	restrict our or our subsidiaries’ ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.
As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the indenture governing the Notes, the Notes and the related Guarantee will not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes. You should also be aware that if we incur any additional debt that ranks equally with the Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

The Notes and the related Guarantee will be unsecured and therefore will effectively be subordinated to any secured debt that the Issuer and the Guarantor may incur in the future.
The Notes and the related Guarantee will not be secured by any of our assets or those of our subsidiaries. As a result, the Notes and the related Guarantee will be effectively subordinated to any secured debt the Issuer or the Guarantor may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the Notes.
We cannot assure you that an active trading market will develop for the Notes.
Prior to this offering, there was no market for the Notes. We do not intend to apply to list the Notes on any national securities exchange or include them in any automated quotation system. The underwriters have informed us that they intend to make a market in the Notes after this offering is completed. The underwriters, however, may cease their market-making at any time without notice. We cannot assure you a trading market for your Notes will ever develop or be maintained if developed. Furthermore, we cannot assure you as to the liquidity of any trading market that may develop for the Notes, whether you will be able to sell the Notes, or the price at which you may be able to sell the Notes. The price at which the Notes may trade will depend on many factors, including, but not limited to, prevailing interest rates, general economic conditions, our performance and financial results and markets for similar securities. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the Notes.
Redemption prior to maturity may adversely affect your return on the Notes.
The Issuer may choose to redeem the Notes at any time prior to their maturity date. If the Issuer chooses to redeem your Notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on your Notes being redeemed.
The credit ratings for the Notes could be lowered or withdrawn in the future.
We expect that the Notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell the Notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the Notes may lower its rating or decide not to continue to rate the Notes in its sole discretion. The ratings of the Notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates the Notes could have an adverse effect on the trading price or liquidity of the Notes.
The Guarantee of the Notes may be released automatically.
The Guarantee of the Notes may be automatically released under various circumstances described under “Description of the Notes—Guarantees.” Such release may occur at any time in the following circumstances:
•
the Guarantor no longer guaranteeing or otherwise ceasing to be an obligor under the Unsecured Notes (as defined under “Description of the Notes—Guarantees”) outstanding as of the issue date of the Notes;

•
upon the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the capital stock of the Guarantor in a transaction not prohibited by the indenture governing the Notes, such that it is no longer a subsidiary of the Issuer;

•	upon the sale or other disposition of all or substantially all of the assets of the Guarantor in a transaction not prohibited by the indenture governing the Notes; or
•	if the Issuer exercises its legal defeasance option or its covenant defeasance option or upon the satisfaction and discharge of the Notes, as described in “Description of the Notes.”

Applicable English law may allow courts, under specific circumstances, to void, vary or subordinate the Guarantee and require the holders of the Notes to return payments, if any, received from the Guarantor.
The Guarantor is incorporated under the laws of England and Wales. Obligations under the Guarantee of the Notes may not be enforceable in all circumstances under English law. For example, there is a risk that the Guarantee may be challenged as unenforceable on the basis that there is an absence of corporate benefit on the part of the Guarantor or that it is not for the purpose of carrying on the business of the Guarantor. Under English law, an administrator or liquidator, as applicable, has certain powers to (among other things) apply to the court for such order as the court sees fit (including an order to set aside any transaction) to restore the position to what it would have been if the company had not entered into a transaction with any person at an “undervalue” (as described in the UK Insolvency Act 1986) if: (x) the company has made a gift to another party or received consideration significantly lower than the value of the consideration given by the company, or at an undervalue and for the purpose of putting assets beyond the reach, or otherwise prejudicing the interests, of persons who might claim against it, (y) the transaction was entered into at a time in the period of two years ending with the onset of insolvency or entering administration and (z) the company was unable to pay its debts at the time of the transaction, or became unable to pay its debts as a result. Additionally, if the liquidator or administrator can show that a “preference” was given by a company at a time in the period of six months ending with the onset of insolvency (or two years if the preference is to a “connected person” (as defined in the UK Insolvency Act 1986)), a court can make such order as it see fits to restore the position to what it would have been had the preference not been given (including an order to set aside any transaction).
Under administration and liquidation there is an effective moratorium preventing third parties from enforcing the majority of their rights against the company by way of proceedings without the prior consent of the administrator or liquidator, or order of the English Court. If consent or an order is not obtained, holders of the Notes may only be able to enforce their rights via collective insolvency proceedings. Recoveries from a guarantor in administration or liquidation could be significantly reduced. The directors of the Guarantor can also apply for a standalone moratorium under the UK Insolvency Act 1986 in certain circumstances, which generally has broadly the same effect as the moratorium under administration and liquidation.
Rights under a guarantee could also be compromised by way of an English law company voluntary arrangement (under the UK Insolvency Act 1986), or a scheme of arrangement or restructuring plan (under the UK Companies Act 2006), all of which can be proposed by the Guarantor itself (subject to certain threshold requirements being satisfied). As a result of such compromise, holders of the Notes may lose their right to bring a claim against the Guarantor and/or only be able to recover a portion of amounts originally recoverable under the guarantee.
In addition to the English statutory insolvency provisions, there may be provisions in English company law, including certain fraud-based offences, under which transactions may be set aside and other rights may be exercisable in the event of an English law insolvency process.
Enforcement of United States judgments may be difficult.
The Guarantor is a private limited company organized under the laws of England and Wales and a portion of all its assets is located in jurisdictions outside the United States. Original actions, or actions for the enforcement of judgements of United States courts, relating to the civil liability provisions of the federal or state securities laws of the United States are not directly enforceable in England and Wales as the United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards, in civil and commercial matters). Accordingly, it could be difficult for holders of Notes to recover against the Guarantor on judgments of United States courts predicated upon civil liabilities under the U.S. federal securities laws.

USE OF PROCEEDS
We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses and fees payable by us, will be approximately $   . We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of existing indebtedness. Our management will retain broad discretion over the use of the net proceeds from this offering.

CAPITALIZATION
The following table sets forth our capitalization as of April 30, 2025, on an actual basis and on an as adjusted basis to give effect to the offering of the Notes.
Actual amounts may vary from as adjusted amounts set forth below depending on several factors, including potential changes in our financing plans as a result of market conditions. You should read the data set forth in the table below in conjunction with the “Use of Proceeds” section appearing elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim condensed consolidated financial statements and the accompanying notes thereto, which are incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended April 30, 2025. The as adjusted information set forth below may not reflect our cash, debt and capitalization in the future.

	As of April 30, 2025
(In millions)	Actual	As Adjusted
Cash and cash equivalents	$519	$
Debt(1):
Receivables Facility(2)	325	325
Senior notes(3)	3,800	3,800
% Senior Notes due 20 offered hereby	—
Total debt(4)	$4,125	$
Total stockholders’ equity	$5,531	$5,531
Total capitalization	$9,656	$

(1)	Exclusive of unamortized original issue discounts, unamortized debt issuance costs and fair-value hedge adjustments.
(2)
We maintain a receivables securitization facility (the “Receivables Facility”) which provides funding for up to $915 million. The Issuer has available an accordion feature under the Receivables Facility whereby the facility may be increased up to $1.5 billion subject to lender participation. As of April 30, 2025, $325 million in borrowings were outstanding under the Receivables Facility.

(3)
Includes Unsecured Notes with maturities ranging from September 2025 to October 2034. As Adjusted does not give effect to the repayment of the 3.73% Series J Guaranteed Senior Notes due September 1, 2025, which matured on September 1, 2025.

(4)	We maintain a revolving credit facility with aggregate total available credit commitments of $1.50 billion, under which there were no outstanding borrowings as of April 30, 2025.

DESCRIPTION OF THE NOTES
This “Description of the Notes” and the section entitled “Description of Debt Securities and Guarantees” in the accompanying prospectus summarize certain material provisions of the Indenture and the Notes, but do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Indenture and the Notes, including definitions therein of certain terms and provisions made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. This “Description of the Notes” supplements the “Description of Debt Securities and Guarantees” in the accompanying prospectus and, to the extent it is inconsistent, replaces such description in the accompanying prospectus. For purposes of this “Description of the Notes,” references to (i) the “Issuer,” “we,” “our” and “us” refer only to Ferguson Enterprises Inc., excluding its subsidiaries and (ii) the “Guarantor” refer only to Ferguson UK Holdings Limited, excluding its subsidiaries.
General
The Notes are to be issued under an indenture, dated as of September 30, 2024 (the “base indenture”), as supplemented by a supplemental indenture, to be dated as of    , 2025 (the “supplemental indenture” and, the base indenture as so supplemented, the “Indenture”), by and among us, the Guarantor and The Bank of New York Mellon, as trustee (the “trustee”). The Notes will be issued in one series of U.S. dollar denominated notes. We will initially issue $    aggregate principal amount of    % senior notes that will mature on    , 20   (the “Notes”).
The Notes are unsecured and will rank equally with our other unsecured and unsubordinated indebtedness.
The Notes will be guaranteed on an unsecured basis by the Guarantor.
The Notes will be issued only in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Ranking
The payment of the principal of, premium, if any, and interest on the Notes will:
•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;
•	rank senior in right of payment to all of our existing and future subordinated indebtedness;
•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and
•
be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations (including trade payables) of each of our subsidiaries other than the Guarantor.

A substantial portion of our assets are owned through our subsidiaries, and we depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the Notes and our other debt obligations. Many of our subsidiaries have significant debt or other liabilities of their own which will be structurally senior to the Notes. Other than the Guarantor, none of our subsidiaries will guarantee or have any obligations with respect to the Notes. Therefore, our rights and the rights of our creditors, including holders of the Notes, to participate in the assets of any non-guarantor subsidiary upon any such non-guarantor subsidiary’s liquidation may be subject to the prior claims of the non-guarantor subsidiary’s other creditors.
Guarantee
The payment of the principal, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed (the “Guarantee”) on an unsecured basis by the Guarantor. The Guarantee will:
•	rank equally in right of payment with all of the Guarantor’s existing and future unsecured and unsubordinated indebtedness;
•	rank senior in right of payment to all of the Guarantor’s existing and future subordinated indebtedness;

•	be effectively subordinated in right of payment to all of the Guarantor’s existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and
•	be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations (including trade payables) of each of the Guarantor’s subsidiaries.
The obligations of the Guarantor under the Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and, therefore, are limited to the amount that the Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance. If the Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, the Guarantor’s liability on its Guarantee could be reduced to zero. In such an event, the Notes offered hereby would be structurally subordinated to the indebtedness and other liabilities of the Guarantor. See “Risk Factors—Applicable English law may allow courts, under specific circumstances, to void, vary or subordinate the Guarantee and require the holders of the Notes to return payments, if any, received from the Guarantor.” The Guarantee of the Guarantor will be automatically released without any further action required on the part of the trustee or any holder of the Notes upon:
(1)	the Guarantor no longer guaranteeing or otherwise ceasing to be an obligor under the Unsecured Notes outstanding as of the issue date of the Notes;
(2)
the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the capital stock of the Guarantor in a transaction not prohibited by the Indenture, such that it is no longer a subsidiary of the Issuer;

(3)	the sale or other disposition of all or substantially all of the assets of the Guarantor in a transaction not prohibited by the Indenture; or
(4)
the Issuer exercising its legal defeasance option or its covenant defeasance option or upon the satisfaction and discharge of the Notes, as described in “—Defeasance” and “—Satisfaction and Discharge.”

As used herein “Unsecured Notes” means the 3.51% Series N Guaranteed Senior Notes due November 30, 2026, the 4.250% Notes due 2027, the 3.83% Series K Guaranteed Senior Notes due September 1, 2027, the 4.500% Notes due 2028, the 3.250% Notes due 2030, the 4.650% Notes due 2032 and the 5.000% Senior Notes due 2034 in each case issued by the Issuer, Ferguson Finance plc or Wolsey Capital, Inc., as applicable.
Interest and Principal
The Notes will accrue interest from    , 2025 at the annual rate stated on the cover of this prospectus supplement.
We will pay interest on the Notes in cash in arrears on     and     of each year, with the first payment on    , 2026, to the persons in whose names the Notes are registered at the close of business on     and    , as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date.
Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. We will make payments of principal, premium, if any, and interest of any global note through the trustee or paying agent to The Depository Trust Company (“DTC”). If any of the Notes are no longer represented by a global note, payment of principal, premium, if any, and interest on definitive notes may, at our option, be made by check mailed directly to holders of the Notes at their registered addresses appearing in the security register. Principal, premium, if any, and interest shall be considered paid on the date due if it has been deposited with the trustee or paying agent in accordance with the base indenture.
Payments of principal of and interest on the Notes issued in book-entry form and in definitive form, if any, will be made as described under “Book-Entry Issuance.”
Interest payable on any interest payment date, redemption date or maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from, and including, the original issue date, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such interest payment date, redemption date or maturity date, as the case may be. If any interest payment date, redemption date or maturity date falls on a legal holiday, then, payment of the principal, premium, if any, and interest, as the case may be, will be made on the next succeeding business day with the same force and effect as if made on the interest payment date, redemption date or maturity date, as applicable; provided that no additional interest shall accrue with respect to the payment due on such date for the period from and after such interest payment date, redemption date or maturity date, as the case may be, to the next succeeding business day.
The indenture will not contain any provisions that would limit the Issuer’s ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.
As used herein the following terms have the meanings assigned to them:
“business day” means any day, other than a legal holiday.
“legal holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to remain closed.
Optional Redemption
Prior to    , 20   (   month(s) prior to the maturity date of the Notes) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price calculated by us (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus     basis points less (b) interest accrued to the redemption date, and

(2)
100% of the principal amount of the Notes to be redeemed on such redemption date, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after the Par Call Date, we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
As used herein “Treasury Rate” means, with respect to any redemption date prior to the Par Call Date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate applicable to the Notes shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields-one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life-and shall interpolate to the Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from such redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall have no duty to determine, or verify the calculation of, the redemption price.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.
Any redemption of the Notes may, at our discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, any related written notice of redemption will describe such conditions precedent and, if applicable, will state that, in our discretion, (i) the redemption date may be delayed until such time (including by more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by us in our sole discretion), or (ii) such redemption may not occur and such notice may be rescinded in the event that any or all such conditions will not have been satisfied or waived by us by the relevant redemption date, or by the redemption date as so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.
In the case of a partial redemption of the Notes, selection of the Notes being redeemed will be made by the trustee by lot. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. Except in the case of global notes, a new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.
We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.
Except as set forth in this prospectus supplement, the Notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.
Purchase of Notes Upon a Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our option to redeem the Notes as described above under “—Optional Redemption,” each holder of Notes will have the right to require that we purchase all or a portion (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at our option, prior to and conditioned on the occurrence of, any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, we must deliver a notice to each holder of Notes, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 10 days nor (except to the extent such notice is conditioned upon the occurrence of a Change of Control Triggering Event) later than 60 days from the date such notice is sent and, if the notice is sent prior to the Change of Control, no earlier than the date of the occurrence of the Change of Control, other than as may be required by law (the “Change of Control Payment Date”). The Change of Control Payment Date may be designated by reference to the date that the Change of Control Triggering Event is satisfied, rather than a specific date. The notice will, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of definitive notes electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice. Holders of global notes must transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent and DTC (in the case of global notes), in each case prior to the close of business on the third business day prior to the Change of Control Payment Date.
We will not be required to make a Change of Control Offer if (i) a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements applicable to such an offer had it been made by us, and such third party purchases all Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to the Indenture as described above under “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in an offer to repurchase the Notes upon a Change of Control Triggering Event and we, or any third party making an offer to repurchase the Notes upon a Change of Control Triggering Event in lieu of us, as described above, purchase all of the Notes validly tendered and not withdrawn by such holders, then we will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, subject to the rights of the holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the “Change of Control Triggering Event” provisions of the Indenture and the Notes, we will not be deemed to have breached our obligations under the Indenture and the Notes by virtue of compliance with the securities laws and regulations. We may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.
The provisions under the Indenture relating to our obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority of the aggregate outstanding principal amount of the Notes.
The Change of Control Offer feature of the Notes may in certain circumstances make it more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below and under “—Consolidation, Merger or Sale,” we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of our indebtedness or that of our subsidiaries outstanding at such time or otherwise affect our capital structure or that of our subsidiaries or the credit ratings of the Notes. Restrictions on our ability to consolidate, merge or convey, transfer or lease all or substantially all of our properties and assets are contained in the covenants as described below under “—Consolidation, Merger or Sale.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Offer, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.
The phrase “all or substantially all,” as used with respect to our assets and the assets of our subsidiaries in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person may be uncertain.
As used herein the following terms have the meanings assigned to them:
“Capital Stock” means:
(1)	in the case of a corporation, corporate stock;
(2)
in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person; and

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).
“Change of Control” means the occurrence of any of the following:
(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to us or one of our subsidiaries); or

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are defined in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (A) we become a direct or indirect wholly-owned Subsidiary of another person and (B) either (i) the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such person immediately after giving effect to such transaction; or (ii) immediately following such transaction no “person” or “group” of related persons (as such terms are defined in Section 13(d)(3) of the Exchange Act) (other than a person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such person.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Fitch” means Fitch Ratings Inc. and its successors.
“Investment Grade” means (1) with respect to S&P or Fitch, a rating equal to or higher than BBB- (or the equivalent), (2) with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent) and (3) with respect to any additional Rating Agency or Rating Agencies selected by the Issuer, the equivalent investment grade credit rating.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means any of Moody’s, S&P and Fitch, and if any of Moody’s, S&P or Fitch shall cease to provide a corporate or issuer credit rating (or the equivalent) of the Issuer or a rating of the Notes, as applicable, a nationally recognized statistical rating agency selected by the Issuer to substitute for such Rating Agency.
“Rating Event” means:
(1)
if the Notes are not rated Investment Grade by at least two of the Rating Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by at least two of such Rating Agencies on any date during the Trigger Period;

(2)
if the Notes are rated Investment Grade by at least two of the Rating Agencies on the first day of the Trigger Period, the Notes are downgraded to below Investment Grade (i.e., below BBB- or Baa3) by at least two of such Rating Agencies on any date during the Trigger Period; or

(3)
if the Notes are rated by only two Rating Agencies on the first day of the Trigger Period, one of which has rated the Notes Investment Grade (“Rating Agency 1”) and one of which has rated the Notes below Investment Grade (“Rating Agency 2”), the Notes are downgraded to below Investment Grade (i.e., below BBB- or Baa3) by Rating Agency 1 on any date during the Trigger Period and the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by Rating Agency 2 on any date during the Trigger Period, provided that a Rating Event otherwise arising by virtue of a particular downgrade in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Issuer that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event). For the avoidance of doubt, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
“Subsidiary” means, for any person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity will or might have voting power upon the occurrence of any contingency) is at the time of any determination directly or indirectly owned by such person, by such person and one or more other Subsidiaries of such person or by one or more other Subsidiaries of such person.
“Trigger Period” means the period commencing on the first public announcement by the Issuer of an arrangement that could result in a Change of Control until the end of the 60-day period following the public notice of the consummation of the Change of Control; provided, that if the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, such 60-day period shall be extended until the first to occur of (x) the date that such Rating Agency announces the results of its review and (y) the date that is 180 days after consummation of the Change of Control.
“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors or managers of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person).
Limitation on Liens
So long as any of the Notes remains outstanding, each of the Issuer and the Guarantor will not be permitted to create or permit to subsist, and the Issuer will not permit any of its Subsidiaries to create or permit to subsist, any Lien upon, or with respect to, any of the Issuer’s, the Guarantor’s or any of such Subsidiaries’ present or future revenues or assets to secure any of the Issuer’s or the Guarantor’s Relevant Indebtedness or any Relevant Indebtedness of any Subsidiary of the Issuer, unless the Issuer, the Guarantor or such Subsidiary, as applicable, simultaneously with, or prior to, the creation of any such Lien, takes any and all action necessary to procure that all amounts payable by the Issuer in respect of the Notes and by the Guarantor under the Guarantee are secured equally and ratably for so long as any such Lien securing Relevant Indebtedness subsists; provided, however, such limitation will not apply to or operate to prevent or restrict the creation of or permitting to subsist of the following permitted Liens with respect to the Issuer, the Guarantor and any Subsidiary of the Issuer:
(1)	Liens arising by operation of law or any right of set-off;
(2)
any Lien existing as of the issue date of the Notes, or any replacement or substitute of such Lien where the principal amount of indebtedness secured thereby does not exceed the principal amount of indebtedness secured by the Lien which it replaces or substitutes (at the time of such replacement or substitution);

(3)
(i) any Lien which exists on any asset or group of assets which secures any indebtedness for borrowed money where such asset or group of assets is acquired after the issue date of the Notes provided such Lien only secures the indebtedness secured thereby at the date of acquisition, or any replacement or substitute of such Lien where the principal amount of indebtedness secured thereby does not exceed the principal amount of indebtedness secured by the Lien on the date of such acquisition; (ii) any Lien created with respect to an asset or group of assets solely for the purpose of financing the costs of acquiring such asset or group of assets, or any replacement or substitute of such Lien where the principal amount of indebtedness secured thereby does not exceed such costs of acquisition; and (iii) any Lien created by any Subsidiary of the Issuer prior to its becoming a Subsidiary of the Issuer and securing only indebtedness incurred by such person prior to its becoming a Subsidiary of the Issuer and not incurred in contemplation of its so becoming a Subsidiary of the Issuer and which secures only indebtedness secured thereby at the date on which such person becomes a Subsidiary of the Issuer, or any replacement or substitute of such Lien where the principal amount of indebtedness secured thereby does not exceed the principal amount of indebtedness secured by the Lien which it substitutes or replaces (at the time of such replacement or substitution); and

(4)
any Lien securing any indebtedness for borrowed money or any guarantee of any indebtedness for borrowed money if the liability for the repayment of the principal of and interest on such indebtedness for borrowed money is restricted to, or by reference to, funds available from a particular source or sources (including, in particular, any project, projects or assets) for the undertaking or acquisition or development, as the case may be, of which the indebtedness for borrowed money has been incurred.

As used herein the following terms have the meanings assigned to them:
“Liens” means any mortgage, lien, pledge or other security interest.
“Relevant Indebtedness” means any indebtedness for borrowed money which is in the form of or represented by any bonds, notes or other securities which have a final maturity of more than one year from the date of their creation and which are for the time being quoted, listed or dealt in, at the request of the Issuer or the Guarantor, on any stock exchange or recognized securities market.
Additional Amounts
The Guarantor will be required to make all payments under or with respect to the Guarantee free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of (i) the United Kingdom or any political subdivision or any authority or agency therein or thereof having power to tax, (ii) any other jurisdiction in which the Guarantor is organized or is otherwise resident for tax purposes or any political subdivision or any authority or agency therein or thereof having the power to tax, or (iii) any jurisdiction from or through which payment under or with respect to the Guarantee is made or any political subdivision or any authority or agency therein or thereof having the power to tax (each a “Relevant Taxing Jurisdiction”), unless the withholding or deduction of such Taxes is required by law or by the official interpretation or administration thereof.

If the Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Guarantee, the Guarantor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a holder of the Notes (including Additional Amounts) after such withholding or deduction (including any such withholding or deduction in respect of such Additional Amounts) will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:
(1)	any Taxes imposed by the United States, or by any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having the power to tax;
(2)
any Taxes that would not have been so imposed but for the existence of any present or former connection between the holder of the Notes, applicable recipient of payment or beneficial owner of the Notes or any payment in respect of such Notes (each, a “relevant holder”) (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant holder, if the relevant holder is an estate, nominee, partnership, trust, corporation or other business entity) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction, but excluding a connection arising solely from the ownership or holding of such Notes or the receipt of any payment in respect of such note or the Guarantee or the exercise or enforcement of rights under such Notes or the Guarantee);

(3)	any estate, inheritance, gift, sales, use, value added, excise, transfer, personal property tax or similar tax, assessment or governmental charge;
(4)
any Taxes imposed as a result of the failure of the relevant holder of the Notes (a) to make a declaration of non-residence or similar claim for exemption or reduction of the applicable deduction or withholding or (b) to comply with a timely request in writing of the Issuer or the Guarantor (such request being made at a time that would enable such relevant holder acting reasonably to comply with that request) to provide information concerning such relevant holder’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, in the case of (a) and (b), if and to the extent that due and timely compliance with such request under applicable law, regulation or administrative practice would have reduced or eliminated such Taxes with respect to such relevant holder;

(5)
any Taxes payable by any person (other than a person acting on behalf of the Guarantor) acting as custodian bank or collecting agent on behalf of a relevant holder, or that are otherwise payable other than by deduction or withholding from a payment on the Guarantee; or

(6)
any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Code (as defined in “Certain U S. Federal Income Tax Considerations”), or any comparable or successor version of such Sections, any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements or treaties (including any law implementing any such agreement or treaty) entered into in connection with the implementation thereof.

In addition, the Guarantor will not pay Additional Amounts (a) to the extent the payment could have been made without such deduction or withholding if the Notes or Guarantee had been presented for payment (where presentation is permitted or required for payment) within 30 days after the date on which such payment or such Notes or Guarantee became due and payable or the date on which payment thereof is duly provided for, whichever is later, (b) with respect to any payment on the Notes or Guarantee to any holder of the Notes who is a fiduciary or partnership (including an entity treated as a partnership for tax purposes) or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such Notes, or (c) in respect of any Notes to the extent such withholding or deduction is imposed as a result of any combination of clauses (1), (2), (3), (4), (5) and (6) of the preceding paragraph and/or clauses (a) and (b) of this paragraph.
The Guarantor will make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Guarantor will provide the trustee, for the benefit of the holders of the Notes, with official receipts evidencing the payment of any Taxes so withheld or deducted. If, notwithstanding the Guarantor’s efforts to obtain such receipts, the same are not obtainable, the Guarantor will provide the trustee with other evidence. In no event, however, shall the Guarantor be required to disclose any information that the Guarantor reasonably deems to be confidential.
If the Guarantor is or will become obligated to pay Additional Amounts under or with respect to any payment made on the Guarantee, at least 30 days prior to the date of such payment (unless the Guarantor becomes aware of the obligation to pay Additional Amounts less than 30 days prior to that payment date, in which case the Guarantor shall notify the trustee, in writing, promptly thereafter), the Guarantor will deliver to the trustee an officer’s certificate stating that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date.
Whenever in the Indenture there is mentioned, in any context:
(1)	the payment of principal or interest;
(2)	redemption prices or purchase prices in connection with a redemption or purchase of notes; or
(3)	any other amount payable on or with respect to the Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. Neither the trustee nor the paying agent shall have any responsibility or liability for the determination, verification or calculation of any Additional Amounts or monitoring when or if any such Additional Amounts are due.
The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and any transfer of the Notes and will apply, mutatis mutandis, to any jurisdiction in which any successor to the Guarantor is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein (each of which shall also be treated as a Relevant Taxing Jurisdiction).
Redemption for Taxation Reasons
The Issuer is entitled to redeem the Notes, at its option, at any time in whole but not in part, at 100% of the principal amount thereof, plus accrued and unpaid interest and all Additional Amounts (if any), to, but excluding, the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, in the event the Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts with respect to the Notes as a result of:
(1)	a change in or an amendment to the laws (including any regulations, protocols or rulings promulgated and treaties enacted thereunder) of any Relevant Taxing Jurisdiction affecting taxation; or
(2)
any change in or amendment to, or the introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, treaties or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice or revenue guidance), which change or amendment is announced or becomes effective on or after the issue date of the Notes and the Guarantor cannot avoid such obligation by taking reasonable measures available to it; provided, that for this purpose reasonable measures shall not include any change in the Guarantor’s jurisdiction of organization or location of its principal executive office. Notice of such redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures), at least 10 days but not more than 60 days before the redemption date to each holder of the Notes at such holder’s registered address or otherwise in accordance with the procedures of DTC. Notwithstanding the foregoing, no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which the Guarantor would be obliged to make such payment of Additional Amounts and (ii) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.
Before the Issuer mails or delivers notice of redemption of the Notes as described above, the Issuer will deliver to the trustee an officer’s certificate stating that the Guarantor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and that all conditions precedent to the redemption have been complied with. The Issuer will also deliver an opinion of counsel to the effect that the Guarantor would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or a new application or interpretation of such laws or regulations (as described in (1) or (2) in the first paragraph above) and that all conditions precedent to the redemption have been complied with.
The foregoing will apply, mutatis mutandis, to any jurisdiction in which any successor to the Guarantor is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein; provided that if on the date of the succession the taxing jurisdiction is not already a Relevant Taxing Jurisdiction, the change or amendment is announced on or after that date.
Consolidation, Merger or Sale
We may not consolidate with or merge into any other person, or sell or transfer all or substantially all of our properties and assets to, any other person unless the successor entity is organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and:
(1)	in the case of a merger, we are the continuing person; or
(2)
in case we consolidate with or merge into another person (and we are not the continuing person), or sell or transfer all or substantially all of our properties and assets to another person, (i) the person formed by such consolidation or into which we are merged or the person that acquires by sale or transfer all or substantially all of our properties and assets will assume, by a supplemental indenture executed and delivered to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Notes, and our other obligations under the Indenture and (ii) immediately after giving effect to such transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing which has not otherwise been waived or remedied in compliance with the terms of the Indenture.

Every such successor person, upon executing such supplemental indenture, will succeed to the Issuer with the same effect as if it had been an original party hereto (which succession shall relieve the Issuer of all liabilities and discharge the Issuer from all obligations and covenants, in each case under the Indenture and the Notes), and such successor person will possess and from time to time may exercise each and every power hereunder of the Issuer and may execute and deliver the Notes under the Indenture in the name of such successor person, and any act or proceeding required by the Indenture to be done or performed by any board or officer of the Issuer may be done or performed with like force and effect by the like board or officer of such successor person. In case of any such consolidation, merger, sale or transfer, such changes in phraseology and form (but not in substance) may be made in the Notes to be issued as may be appropriate.
The Guarantor may not consolidate with or merge into any other person, or sell or transfer all or substantially all of its properties and assets to, any other person unless the successor entity is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, the United Kingdom, the Channel Islands (including Jersey and Guernsey) or any other country that is a member of the Organization for Economic Cooperation and Development and:
(1)	in the case of a merger, it or the Issuer is the continuing person; or
(2)
in case the Guarantor consolidates with or merge into another person (and the Guarantor or the Issuer is not the continuing person), or sells or transfers all or substantially all of its properties and assets to another person (other than the Issuer), (i) the person formed by such consolidation or into which it is merged or the person that acquires by sale or transfer all or substantially all of its properties and assets will assume, by a supplemental indenture executed and delivered to the trustee, the Guarantee, and the Guarantor’s other obligations under the Indenture, including to pay Additional Amounts, and (ii) immediately after giving effect to such transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing which has not otherwise been waived or remedied in compliance with the terms of the Indenture.

Every such successor person, upon executing such supplemental indenture, will succeed to the Guarantor with the same effect as if it had been an original party hereto (which succession shall relieve the Guarantee of all liabilities and discharge the Guarantor from all obligations and covenants, in each case under the Indenture, the Notes and the Guarantee).

Notwithstanding any other provision of this covenant, the Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer, (b) consolidate or otherwise combine with or merge into an affiliate of the Issuer incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Guarantor, and (d) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer (as evidenced by an officer’s certificate delivered to the trustee).
Reports
We will, pursuant to Section 314(a) of the Trust Indenture Act, so long as the Notes are outstanding, file with the trustee such information, documents and other reports as may be required to comply with the provisions of Section 314(a) of the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the trustee within 15 days after the same is so required to be filed with the SEC; provided further that (i) any failure to comply with this provision will not constitute a default or an event of default under the Indenture and (ii) only the trustee, acting at the written direction of holders of a majority of the aggregate outstanding principal amount of the Notes, may institute a legal proceeding against the Issuer to enforce such delivery obligation.
Notwithstanding the foregoing, to the extent we file such information and reports with the SEC and such information is publicly available, we will be deemed to be in compliance with our obligations to furnish or file such information to the trustee.
Additional Issues
The Indenture will not limit the aggregate principal amount of debt securities that may be issued under it. We may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes in all respects, and having the same terms as the Notes in all respects except for the issue date, the public offering price, the payment of interest accruing prior to the issue date or the first interest payment date following the issue date of those additional notes; provided that if any additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.
Events of Default
In addition to the events of default and related provisions that are set forth in the accompanying prospectus under the heading “Description of Debt Securities—Events of Default,” the following shall be events of default with respect to the Notes:
(1)
if any other indebtedness for borrowed moneys of the Issuer or the Guarantor, other than indebtedness for borrowed moneys which is of a limited recourse nature (being indebtedness for borrowed moneys of the Issuer or the Guarantor the liability for repayment of which is restricted to a particular source as referred to in clause (4) above under “—Limitation on Liens”), is not paid when due or within any applicable grace period relating thereto, or any indebtedness for borrowed moneys of the Issuer or the Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of default; provided that any such event shall only be capable of being an event of default with respect to the Notes if the aggregate amount of all such indebtedness for borrowed moneys exceeds $150 million (or its equivalent in other currencies);

(2)
the Guarantee ceases to be valid and legally binding for any reason other than a termination or release in accordance with the Indenture, or the Guarantor denies or disaffirms its obligations under the Guarantee in writing; or

(3)	specified events involving the Guarantor’s bankruptcy, insolvency or reorganization.
Defeasance
All provisions relating to defeasance and covenant defeasance are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Defeasance and Covenant Defeasance.” In

addition, in the event the Issuer exercises its right to defeasance or covenant defeasance, the Guarantee will cease to be of further effect and the Guarantor will be automatically released from all of its obligations with respect to the Guarantee.
Actions Not Requiring Consent of Holders
All provisions permitting us to enter into supplemental indentures with the trustee without the consent of the holders of the Notes are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Modification and Waivers.”
Actions Requiring Consent of Holders
All provisions limiting our ability to enter into supplemental indentures and guarantee agreements with the consent of the holders of the Notes are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Modification and Waivers.”
Satisfaction and Discharge
All provisions relating to the satisfaction and discharge of our obligations under the Indenture are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Satisfaction and Discharge.” In addition, in the event the Issuer exercises its right to satisfy and discharge the Notes, the Guarantee will cease to be of further effect and the Guarantor will be automatically released from all of its obligations with respect to the Guarantee.
The Trustee, Paying Agent and Security Registrar
The Bank of New York Mellon will be the trustee, paying agent and security registrar with respect to the Notes and maintains various commercial and investment banking relationships with us and with affiliates of ours.
The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, paying agent, and security registrar assumes no responsibility and will have no liability for the accuracy, correctness, adequacy, or completeness of the information concerning us or our affiliates or any other party contained in this prospectus supplement or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance, correctness, adequacy, completeness, or accuracy of such information. The trustee (including in its capacities as paying agent and security registrar) will be entitled to those certain rights, privileges, immunities, indemnities, limitations of liability, and protections, as more fully set forth in the Indenture.
Payment and Paying Agent
Our paying agent for the Notes is The Bank of New York Mellon, located at 240 Greenwich Street, Floor 7E, New York, New York 10286, Attn: Corporate Trust Administration.
We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.
We will pay principal, interest and any premium on the Notes in U.S. dollars at the office of the paying agent. Subject to applicable abandoned property law, any moneys deposited with the trustee or paying agent not applied but remaining unclaimed by the holders of the Notes for two years after the date upon which the principal of, premium, if any, or interest, if any, on such Notes has become due and payable will be repaid to us by the trustee or such agent on written demand.
Consent to Jurisdiction and Service of Process
The Indenture will provide that the Guarantor will appoint the Issuer, as its agent for service of process in any suit, action or proceeding with respect to the Indenture, the Notes and the Guarantee brought in any federal or state court located in the Borough of Manhattan, New York, New York and will submit to such jurisdiction.
Listing
We do not intend to apply to list the Notes on any national securities exchange or include them in any automated quotation system.

BOOK-ENTRY ISSUANCE
The Notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC, as the depositary, and registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes directly through DTC. Except under circumstances described below, the Notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.
So long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee will be considered the sole owner or holder of the Notes represented by the global notes for all purposes under the indenture governing the Notes.
Except as provided below, owners of beneficial interests in the global notes will not be entitled to have the Notes represented by global notes registered in their name, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the indenture governing the Notes.
In addition, except as provided below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
If the depositary notifies the Issuer that it is at any time unwilling or unable to continue as depositary for the Notes, or if at any time the depositary for the Notes has ceased to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation at a time when the depositary is required to be so registered to act as depositary, the Issuer will use commercially reasonable efforts to appoint a successor depositary with respect to the Notes. If a successor depositary for the Notes is not appointed by us within 90 days after the Issuer receives such notice or become aware of such ineligibility, the Issuer will issue Notes in definitive form in exchange for the global notes. In addition, the Issuer may at any time and in its sole discretion determine not to have the Notes represented by the global notes and, in that event, will issue Notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of Notes represented by the global notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified by the Issuer. Notes in definitive form can be transferred by presentation for registration to the registrar at its offices and must be duly endorsed by the holder or their attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Issuer and the trustee duly executed by the holder or their attorney duly authorized in writing. The Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes in definitive form.
DTC
The depositary advises as follows:
•	DTC is:
•	a limited-purpose trust company organized under the New York Banking Law,
•	a “banking organization” within the meaning of the New York Banking Law,
•	a member of the Federal Reserve System,
•	“clearing corporation” within the meaning of the New York Uniform Commercial Code, and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;
•
DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates;

•	Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations;
•
DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries; and

•
Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The information contained on the DTC’s website is not intended to form a part of, or be incorporated by reference into, this prospectus supplement.
Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note will be recorded on the Direct and Indirect Participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee will not change the beneficial ownership of the Notes. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Principal, interest payments and redemption proceeds, if any, on the Notes will be made to Cede & Co, as nominee of DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Issuer or the trustee, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Issuer or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Issuer or the trustee, as applicable. Disbursement of payments from Cede & Co. to Direct Participants is DTC’s responsibility. Disbursements of payments to beneficial owners are the responsibility of Direct and Indirect Participants.
In any case where a vote may be required with respect to the Notes, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to such Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer of securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in the listing attached to the omnibus proxy).

In any case where we have made a tender offer for the purchase of any of the Notes, a beneficial owner must give notice through a participant to a tender agent to elect to have its Notes purchased or tendered. The beneficial owner must deliver the Notes by causing the Direct Participants to transfer the participant’s interest in the Notes, on DTC’s records, to a tender agent. The requirement for physical delivery of the Notes in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the Notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Notes to the tender agent’s DTC account.
We obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
Global Clearance and Settlement Procedures
Initial settlement for the Notes will be made in same-day U.S. dollar funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules.
Notices and Redemption
Notices to holders of the Notes will be sent by mail to the registered holders when the Notes are in definitive form. So long as the global notes are held on behalf of DTC or any other clearing system, notices (including redemption notices) to holders of Notes represented by a beneficial interest in the global notes shall be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be, in accordance with DTC or such clearing system’s customary policies and procedures. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such Notes to be redeemed.
Euroclear and Clearstream
Investors may hold interests in the Notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems.
Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
The following is based on information furnished by Euroclear or Clearstream, as the case may be. Euroclear has advised us that:
•
It was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;
•	Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);
•
The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of securities offering by this general prospectus supplement;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly;

•
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”);

•
The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants; and

•
Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:
•
It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates;

•
Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier);
•
Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters;

•
Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly; and

•
Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, the underwriters nor the trustee or the paying agent take any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.
Secondary market trading between Euroclear Participants and Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream Participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear Participant or a Clearstream Participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax considerations of the ownership and disposition of the Notes to U.S. holders and non-U.S. holders (each as defined below). This summary is based upon provisions of the Code, applicable U.S. Treasury regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the “IRS,” so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a Note held as a capital asset (within the meaning of Section 1221 of the Code) by a beneficial owner who purchases the Note on original issuance at the first price at which a substantial portion of the Notes of the applicable series is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary does not address all aspects of U.S. federal income taxes, including the impact of the Medicare contribution tax on net investment income, and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:
•
tax consequences to brokers or dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	tax consequences to persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;
•	tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;
•	tax consequences to “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	tax consequences to persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement;
•	tax consequences to entities treated as partnerships for U.S. federal income tax purposes and investors therein;
•	tax consequences to certain former citizens or residents of the United States;
•	alternative minimum tax consequences, if any;
•	any state, local or non-U.S. tax consequences; and
•	estate or gift taxes.
If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner or member generally will depend upon the status of the partner or member, the activities of the entity and certain determinations made at the partner, member or entity level. If you are a partner or member in such an entity, you are urged to consult your tax advisors.
If you are considering the purchase of Notes, you are urged to consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the U.S. federal estate or gift tax laws or under the laws of any other taxing jurisdiction.
In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of Notes that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner of Notes that is neither a U.S. holder nor a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes.
YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, FRANCHISE, PERSONAL PROPERTY AND ANY OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES.
Effect of Certain Contingent Payments
In certain circumstances, we may be required to make payments on the Notes in excess of stated interest and principal, or prior to their scheduled payment dates. The U.S. Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the Notes to be different from those described below. For purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We intend to treat the possibility of our making any of the above payments as remote or to treat such payments as incidental. Accordingly, we do not intend to treat the Notes as contingent payment debt instruments. Our position will be binding on all holders, except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the Notes were acquired by such holder. However, our position is not binding on the IRS. If the IRS were to successfully challenge our position, a holder subject to U.S. federal income tax might be required to accrue ordinary income on the Notes in excess of stated interest and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of the Notes before the resolution of the contingencies. In any event, if we actually make any such additional payment, the timing, amount and character of a holder’s income, gain or loss with respect to the Notes may be affected. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.
Taxation of U.S. Holders
Payments of Interest
Payments of interest on a Note (excluding pre-issuance accrued interest, if any, if a U.S. holder elected to exclude such interest) will be taxable to a U.S. holder as ordinary income at the time it accrues or is actually or constructively received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes, subject to the discussion under “—Original Issue Discount” below.
Original Issue Discount
It is expected that the Notes will not be treated as issued with “original issue discount” (“OID”) for U.S. federal income tax purposes. However, if the Notes are issued at a discount from their Stated Redemption Price at Maturity (as defined below), and the discount is equal to or more than the product of one-fourth of one percent (0.25 percent) of the Stated Redemption Price at Maturity of such Notes multiplied by the number of full years to their maturity, such Notes will be “Original Issue Discount Notes.” The difference between the issue price and the Stated Redemption Price at Maturity of such Notes will be the OID. The “Issue Price” of a Note is the first price at which a substantial amount of the Notes is sold to the public (i.e., excluding sales of the Notes to underwriters, placement agents, wholesalers, or similar persons). The “Stated Redemption Price at Maturity” includes all payments under a Note other than payments of Qualified Stated Interest. The term “Qualified Stated Interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Issuer) at least annually during the entire term of the Note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.
U.S. holders of Original Issue Discount Notes generally will be subject to special tax accounting rules for obligations issued with OID. U.S. holders of such Notes should be aware that, as described in greater detail below, they generally must include OID in ordinary gross income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.
In general, each U.S. holder of an Original Issue Discount Note, regardless of whether the holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the “daily portions” of OID on the Note for all days during the taxable year that the U.S. holder owns the Note. The daily portions of OID on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. In the case of an initial holder, the amount of OID on an Original Issue Discount Note allocable to each accrual period is determined by (a) multiplying the “Adjusted Issue Price” (as defined below) of the Original Issue Discount Note at the beginning of the accrual period by its yield to maturity (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of Qualified Stated Interest allocable to that accrual period. The “yield to maturity” of a Note is the discount rate that causes the present value of all payments on the Note as of its original date of issue to equal the issue price of the Note. The “Adjusted Issue Price” of an Original Issue Discount Note at the beginning of any accrual period will generally be the sum of its issue price (including pre-issuance accrued interest, if any, if not excluded from the issue price by us) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of Qualified Stated Interest (if any) made with respect to the Note in all prior accrual periods.
A U.S. holder generally may make an election to include in its income its entire return on a Note (i.e., the excess of all remaining payments to be received on the Note, including payments of Qualified Stated Interest, over the amount paid by the U.S. holder for the Note) under the constant-yield method described above. Such election may be revoked only with the permission of the IRS.
Amortizable Bond Premium
If a U.S. holder purchases a Note for an amount that is greater than the Stated Redemption Price at Maturity (i.e., the sum of all amounts payable on the Note other than Qualified Stated Interest), the U.S. holder will be considered to have purchased the Note with amortizable bond premium equal to such excess. However, because we may redeem the Notes prior to maturity at a premium in certain circumstances, special rules apply that may reduce, eliminate or defer the amount of premium that a U.S. holder may amortize with respect to the Notes. A U.S. holder may generally use the amortizable bond premium allocable to an accrual period to offset Qualified Stated Interest required to be included in such holder’s income with respect to the Note in that accrual period. A U.S. holder that elects to amortize bond premium must reduce its tax basis in the Note by the amount of the premium previously amortized. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS.
If a U.S. holder makes a constant yield election (as described under “—Original Issue Discount” above) for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.
Sale, Exchange, Redemption or Other Taxable Disposition of the Notes
Upon the sale, exchange, redemption, repurchase by us or other taxable disposition of a Note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any amount that is attributable to accrued and unpaid interest, which will be taxable as such) and the U.S. holder’s tax basis in such Note. A U.S. holder’s tax basis in a Note will generally equal the cost of the Note to such U.S. holder, increased by any amounts includible in income by the holder as OID and reduced by any amortized premium and any payments other than Qualified Stated Interest made on a Note. Gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of disposition. Generally, long-term capital gains recognized by certain non-corporate U.S. holders (including an individual U.S. holder) currently are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Information reporting requirements generally will apply to interest on the Notes and the proceeds of a sale, exchange, redemption, repurchase by us or other taxable disposition of a Note paid to a U.S. holder unless the U.S. holder properly establishes that it is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.
Taxation of Non-U.S. Holders
Payments of Interest
Subject to the discussion of backup withholding and FATCA below, U.S. federal withholding tax generally will not apply to any payment of interest on a Note to a non-U.S. holder provided that:
•
the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related to us (actually or constructively) through stock ownership;
•	the non-U.S. holder is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and
•
either (1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on the applicable IRS Form W-8) or (2) the non-U.S. holder holds the Notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable U.S. Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the holder (including under the Guarantee) will be subject to U.S. federal withholding tax at a rate of 30%, unless the non-U.S. holder provides the applicable withholding agent with a properly completed and duly executed (1) IRS Form W-8-BEN or W-8BEN-E, as applicable, claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to U.S. federal withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.
If a non-U.S. holder is engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments. Non-U.S. holders are urged to consult their tax advisors on the treatment of interest on the Notes.
Sale, Exchange, Redemption or Other Taxable Disposition of the Notes
Subject to the discussion of backup withholding and FATCA below, gain recognized by a non-U.S. holder on the sale, exchange, redemption, repurchase by us or other taxable disposition of a Note generally will not be subject to U.S. federal income tax unless:
•
that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.
If a non-U.S. holder is an individual or foreign corporation described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, exchange, redemption, repurchase by us or other taxable disposition under regular graduated U.S. federal income tax rates and in the same manner as if the

non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to U.S. federal income tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.
If a non-U.S. holder is an individual described in the second bullet point above, such non-U.S. holder will be subject to a flat 30% (or lesser rate as may be specified under an applicable income tax treaty) tax on the gain derived from the sale, exchange, redemption, repurchase by us or other taxable disposition, which may be offset by U.S. source capital losses, even though such non-U.S. holder is not considered a resident of the United States.
Information Reporting and Backup Withholding
Generally, the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to non-U.S. holders. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.
In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the applicable statement described above in the last bullet point under “—Taxation of Non-U.S. Holders—Payments of Interest” has been provided and the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale, exchange, redemption, repurchase by us or other taxable disposition of a Note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a United States person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.
Foreign Account Tax Compliance Act (FATCA)
A 30% U.S. federal withholding tax may apply to interest income paid on Notes paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a “non-financial foreign entity” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such non-financial foreign entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met. While the withholding under FATCA would have applied also to the gross proceeds from a disposition of Notes, proposed U.S. Treasury regulations eliminate such withholding entirely. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final Treasury regulations are issued. No such final U.S. Treasury regulations have been issued so far. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Further, foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If an interest payment is subject both to withholding under FATCA and to the U.S. federal withholding tax discussed above under “—Taxation of Non-U.S. Holders—Payments of Interest,” the U.S. federal withholding under FATCA may be credited against, and therefore reduce, such other U.S. federal withholding tax. Holders are urged to consult their tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of Notes.

UNDERWRITING
Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Barclays Capital Inc., J.P. Morgan Securities LLC and SMBC Nikko Securities America, Inc. are acting as representatives, has severally agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of Notes set forth opposite the underwriter’s name in the following table:

Underwriters	Principal Amount of the Notes
Barclays Capital Inc.	$
J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc.
PNC Capital Markets LLC
Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions contained in the underwriting agreement. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The Issuer has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The Issuer expects to deliver the Notes on or about    , 2025, which will be the     business day after the date of this prospectus supplement (such settlement cycle being herein referred to as “T+  ”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day preceding the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade the Notes prior to the business day preceding the delivery date should consult their own advisors.
Discount
The underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed   % of the principal amount of the Notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed   % of the principal amount of the Notes. After the initial offering of the Notes to the public, the representatives may change the public offering price and other selling terms.
The underwriting discount to be paid by the Issuer to the underwriters in connection with this offering is   % of the principal amount of the Notes.
We estimate that our total expenses for this offering, other than underwriting discount, will be approximately $     .
New Issue of Notes
There is currently no public trading market for the Notes. We have not applied and do not intend to apply to list the Notes on any securities exchange. The underwriters have advised us that they intend to make a market for the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from the initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization and Short Positions
In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.
•
Short sales involve secondary market sales by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.
Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. In addition, neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that transactions described above may have on the price of the Notes.
Other Relationships
Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business for which they have received or will receive customary fees and reimbursement of expenses.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect the future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Sales Outside the United States
The Notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the underlying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
This European Economic Area selling restriction is in addition to any other selling restrictions set out below.
Notice to Prospective Investors in the United Kingdom
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the FSMA and the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”) from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.
This prospectus supplement and the accompanying prospectus and any other material in relation to the Notes are only being distributed to, and are directed only at, persons in the UK who are “qualified investors” (as defined in the UK Prospectus Regulation) who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes in the UK will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The Notes are not being offered to the public in the UK.
Notice to Prospective Investors in Hong Kong
Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Notice to Prospective Investors in Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Taiwan
The Notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan pursuant to relevant securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances that constitute an offer or a solicitation of an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations of Taiwan that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.
The Notes may not be offered for sale, nor may application for the sale or purchase or any Notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia unless, in each case:
(a)
the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)
the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)
the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and
(e)	such action does not require any document to be lodged with ASIC or the ASX.
Notice to Prospective Investors in the Dubai International Financial Centre
This document relates to an Exempt Offer in accordance with the Markets Law, DIFC Law No. 1 of 2012, as amended. This document is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (“DFSA”) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE;
WHERE YOU CAN FIND MORE INFORMATION
The Issuer files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), unless otherwise indicated therein:
•
our Annual Report on Form 10-K for the year ended July 31, 2024 (our “Annual Report on Form 10-K”) filed with the SEC on September 25, 2024 (including the information incorporated by reference therein from our definitive proxy statement on Schedule 14A filed with the SEC on October 15, 2024);

•
our Quarterly Reports on Form 10-Q for the (i) quarter ended October 31, 2024, filed with the SEC on December 10, 2024, (ii) quarter ended January 31, 2025, filed with the SEC on March 11, 2025, and (iii) quarter ended April 30, 2025, filed with the SEC on June 3, 2025; and

•	our Current Reports on Form 8-K filed with the SEC on October 3, 2024, October 31, 2024, December 6, 2024, January 10, 2025, April 3, 2025 and September 16, 2025 (Items 5.03 and 8.01 only).
We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) after the date of this prospectus supplement and prior to the completion of the offering of the Notes covered by this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.
Our website address is located at corporate.ferguson.com. Through links on the “Investors” portion of our website, we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus supplement.
Upon request, we will provide to each person to whom this prospectus supplement has been delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents). You may make a request for such information, free of charge, in writing or by telephone. Any such request should be directed to:
Ferguson Enterprises Inc.
751 Lakefront Commons
Newport News, Virginia 23606
Attention: Investor Relations
Telephone: (757) 874-7795

LEGAL MATTERS
The validity of the Notes offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters with respect to English law relating to the validity of the Guarantee offered hereby will be passed upon for us by Kirkland & Ellis International LLP. Davis Polk & Wardwell LLP will pass on certain legal matters for the underwriters.
EXPERTS
The financial statement of Ferguson Enterprises Inc. as of July 31, 2024, incorporated by reference in this prospectus supplement has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statement is incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The financial statements of Ferguson plc as of July 31, 2024 and July 31, 2023, and for the years ended July 31, 2024 and July 31, 2023, incorporated by reference in this prospectus supplement, and the effectiveness of Ferguson plc’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The financial statements of Ferguson plc for the period ended July 31, 2022, incorporated by reference in this prospectus supplement by reference to Ferguson Enterprises Inc.’s Annual Report on Form 10-K for the year ended July 31, 2024, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Prospectus

Ferguson Enterprises Inc.
Debt Securities

Ferguson UK Holdings Limited
Guarantees of Debt Securities

Ferguson Enterprises Inc. (“Ferguson”) may offer in one or more series, from time to time, debt securities (the “debt securities”), and Ferguson UK Holdings Limited (the “Guarantor”) may fully and unconditionally guarantee such debt securities (the “guarantee,” together with the debt securities, the “securities”) issued by Ferguson, in amounts, at prices and on terms to be set forth in one or more prospectus supplements.
We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes some of the general terms that may apply to the securities. The specific terms of any securities to be offered will be described in one or more prospectus supplements. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities. This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement.
The registration of the securities covered by this prospectus does not mean that we will offer or sell any securities.
Investing in the securities involves a number of risks. See “Risk Factors” in Ferguson’s most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and the applicable prospectus supplement.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 30, 2024.

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration statement, we may from time to time offer and sell the securities in one or more offerings.
This prospectus provides you with a general description of the securities that we may sell. Each time we sell any securities, we will, to the extent required by law, provide a prospectus supplement that will contain certain specific information about the terms of that offering. The applicable prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Incorporation of Certain Information by Reference; Where You Can Find More Information.” You should assume that the information in this prospectus is accurate only as of the date of this prospectus. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
We are responsible for the information contained in this prospectus, any applicable prospectus supplement and any permitted free writing prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities, nor does this prospectus or any applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
You should not assume that the information contained in this prospectus, the applicable prospectus supplement or any permitted free writing prospectus is accurate on any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or the date of any such permitted free writing prospectus, as the case may be, or that the information incorporated by reference herein or therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained. As used in this prospectus, unless the context requires otherwise (i) all references to the “Company,” “we,” “our” and “us” refer to Ferguson Enterprises Inc. and our subsidiaries (including Ferguson UK Holdings Limited) on a consolidated basis, except in the section titled “Description of Debt Securities and Guarantees,” where such terms refer only to Ferguson Enterprises Inc., excluding its subsidiaries, (ii) all references to “Ferguson” refer to Ferguson Enterprises Inc., excluding its subsidiaries and (iii) all references to “Guarantor” refer to Ferguson UK Holdings Limited, excluding its subsidiaries.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), unless otherwise indicated therein:
•	our Annual Report on Form 10-K for the year ended July 31, 2024 (our “Annual Report on Form 10-K”) filed with the SEC on September 25, 2024; and
•	our Current Report on Form 8-K12B filed on August 1, 2024.
We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) after the date of this prospectus and prior to the completion of the offering of all securities covered by the respective prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.
Our website address is located at corporate.ferguson.com. Through links on the “Investors” portion of our website, we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus.
Upon request, we will provide to each person to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents). You may make a request for such information, free of charge, in writing or by telephone. Any such request should be directed to:
Ferguson Enterprises Inc.
751 Lakefront Commons
Newport News, Virginia 23606
Attention: Investor Relations
Telephone: (757) 874-7795
The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement is available at the SEC’s website above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information included or incorporated by reference herein includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes, and other statements concerning the success of our business and strategies.
Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this prospectus are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to the factors described under the section entitled “Risk Factors” and in other cautionary statements in our Annual Report on Form 10-K and our other filings with the SEC that are incorporated by reference into this prospectus.
Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SUMMARY
This summary highlights selected information from this prospectus. This summary does not contain all of the information that you should consider before investing in the securities. To understand the terms of the securities, you should carefully read this prospectus and any applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information about us and our financial statements.
Our Company
We are the largest value-added distributor serving the specialized professional in our $340 billion residential and non-residential North American construction market. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, heating, ventilation and air conditioning, appliances, and lighting to pipes, valves and fittings, water and wastewater solutions and more. We sell through a common network of distribution centers, branches, counter service and specialist sales associates, showroom consultants and e-commerce channels.
Corporate Information
Ferguson Enterprises Inc. is a Delaware corporation that was incorporated on February 5, 2024. On August 1, 2024, Ferguson plc, a company incorporated in Jersey, completed a merger transaction (the “Merger”) that resulted in Ferguson plc becoming a direct wholly owned subsidiary of Ferguson Enterprises Inc. and in the shareholders of Ferguson plc at the designated record time for the Merger no longer holding ordinary shares of Ferguson plc but instead holding shares of common stock of Ferguson Enterprises Inc. As a result of the Merger, Ferguson Enterprises Inc. became the successor issuer to Ferguson plc, which was renamed “Ferguson (Jersey) Limited” and converted into a private company. On August 1, 2024, Ferguson Enterprises Inc. filed a Form 8-K12B for the purpose of establishing Ferguson Enterprises Inc. as the successor issuer pursuant to Rule 12g-3(a) promulgated under the Exchange Act and to disclose certain related matters.
Our principal executive offices are located at 751 Lakefront Commons, Newport News, Virginia, 23606, and our telephone number is (757) 874-7795. We maintain a website at corporate.ferguson.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus.
Subsidiary Registrant
The Guarantor is a private limited company incorporated under the laws of England and Wales, and an indirect subsidiary of Ferguson Enterprises Inc. (together with Ferguson Enterprises Inc., the “Obligor Group”). The registered office of the Guarantor is 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, United Kingdom, RG41 5TS.
If the Guarantor guarantees any debt securities of Ferguson Enterprises Inc. offered via this prospectus and a prospectus supplement, such guarantee will be a full and unconditional guarantee on an unsecured basis of the payment obligations of Ferguson Enterprises Inc. under such series of debt securities offered by this prospectus and such prospectus supplement. Such guarantee will be effectively subordinated in right of payment to all of the Guarantor’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations (including trade payables) of each of the Guarantor’s subsidiaries. The specific terms of any guarantee and any related risks will be described in one or more prospectus supplements.
Ferguson Enterprises Inc. is a holding company that primarily repurchases shares and pays dividends, issues and services third-party debt obligations, and engages in certain corporate and headquarters activities, as well as holds an investment in its direct subsidiary, that primarily holds investments in and borrows from the Guarantor. The Guarantor is a holding company that primarily issues and services third-party debt obligations and holds investments in, borrows from and lends to non-guarantor subsidiary operating companies. These activities are generally funded by non-guarantor subsidiaries.
Effective August 1, 2024, Ferguson Enterprises Inc. fully and unconditionally guaranteed all of the Guarantor’s debt. None of our existing debt at August 1, 2024 is registered with the SEC, and such debt is issued or otherwise generally guaranteed on a senior unsecured basis by Ferguson Enterprises Inc., the Guarantor and/or other consolidated subsidiaries of Ferguson Enterprises Inc.

Summarized Financial Information of Obligor Group
The following tables present the summarized financial information specified in Rule 1-02(bb)(1) of Regulation S-X for the Obligor Group on a combined basis, after elimination of intercompany transactions and balances between the Obligor Group, and excluding the investments in and equity in the earnings of any non-guarantor subsidiaries. The summarized financial information has been prepared in accordance with Rule 13-01 of Regulation S-X. The summarized financial information should be read in conjunction with the audited consolidated financial statements of Ferguson Enterprises Inc. incorporated herein by reference.
Selected Condensed Balance Sheet Information

(in millions)	As of July 31, 2024
Current assets	$69
Non-current assets	59
Current liabilities	23
Non-current liabilities	500
Due from non-guarantor subsidiaries	5,474

Selected Condensed Statement of Comprehensive Income Information

(in millions)	For the year ended July 31, 2024
Net sales	$—
Gross profit	—
Operating income (loss)	—
Net loss(1)	(95)

Other interest expense, net to non-guarantor subsidiaries	(595)
Other income, net from non-guarantor subsidiaries	1,993

(1)	The net loss is primarily derived from net interest expense.

USE OF PROCEEDS
Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes. General corporate purposes may include, among other things, the repayment of debt, investments in or extensions of credit to our subsidiaries, stock repurchases or the financing of possible acquisitions or business expansion. Additional information on the use of net proceeds from the sale of any securities that we may offer from time to time under this prospectus will be set forth in the applicable prospectus supplement relating to a particular offering.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
Any debt securities that may be offered pursuant to this prospectus and an applicable prospectus supplement will be issued under the indenture, dated as of September 30, 2024 (the “indenture”), between us and The Bank of New York Mellon, as trustee (the “trustee”), which indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We have summarized selected provisions of the indenture and the debt securities below. The following summary of provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and the provisions made part thereof by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
The following summary may not contain all of the information that you may find useful. In particular, the following summary describes only general terms and specific terms of any offered debt securities, and if applicable, the guarantees of the debt securities, and the extent to which the general terms described below apply to these debt securities and, if applicable, any guarantees of the debt securities, will be described in the applicable prospectus supplement at the time of the offering. Any prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. If any particular terms of the debt securities or, if applicable, any guarantees of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. For a complete description of any series of debt securities and, if applicable, any guarantees of the debt securities, you should read both this prospectus and the prospectus supplement that applies to that series of debt securities.
The terms and conditions of the debt securities of each series will be set forth in those debt securities and in the indenture, as supplemented for a particular offering of debt securities and, if applicable, guarantees of the debt securities. A form of each debt security, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering of debt securities and will be incorporated by reference in the registration statement of which this prospectus forms a part.
For purposes of this summary, the terms “Ferguson,” “we,” “our,” “ours” and “us” refer only to Ferguson Enterprises Inc. and not to any of our subsidiaries.
General
We may issue debt securities at any time and from time to time in one or more series without limitation as to the aggregate principal amount. The indenture gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. In addition, a single series may be issued at various times with different maturity dates, different interest rates and different dates from which interest accrues. One or more series of debt securities may be issued with the same or various maturities at par or at a discount. Debt securities bearing no interest or interest at a rate which at the time of issuance is below the market rate (“original issue discount securities”) will be sold at a discount below their stated principal amount. This discount may be substantial. We will provide information regarding material federal income tax consequences and other special considerations applicable to any original issue discount securities in the applicable prospectus supplement. In addition, we will describe in the prospectus supplement any special U.S. federal income tax considerations and any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. currency.
Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by us for that purpose. No service charge will be made for any registration of transfer or exchange, redemption or repayment of the debt securities, but we may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.
Terms
We will describe the specific terms of the series of debt securities being offered in a prospectus supplement. These terms will include some or all of the following:
•	the title of the debt securities;
•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal and premium, if any, of the debt securities will be payable or the method used to determine those dates;
•
any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing;

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in U.S. currency;
•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable;
•	any provisions that would determine payments on the debt securities by reference to an index, formula or other method;
•
the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made;

•	any provisions for redemption of the debt securities;
•
any provisions that would allow or obligate us to redeem, purchase or repay the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder;

•
if applicable, that any debt securities of the series will be issuable in whole or in part in the form of one or more global securities and, in such case, the respective depositaries for such global securities and the form of any legend or legends which will be borne by any such global securities, and any circumstances in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof and any other provisions governing exchanges or transfers of such global security;

•
the denominations in which we will issue the debt securities, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof; the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount;

•	if issued as original issue discount securities, the amount of discount;
•	the applicability of the provisions described below under “— Satisfaction and Discharge” or such other means of satisfaction or discharge;
•
any variation of the defeasance and covenant defeasance sections of the indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution;

•	the appointment of any paying agents or agents, security registrar or authenticating agent for the debt securities;
•
any deletion from or addition to or change in the events of default for the debt securities and any change in the rights of the trustee or the holders of the debt securities arising from an event of default including, among others, the right to declare the principal amount of the debt securities due and payable;

•	any deletion from or modification of or addition to the covenants applicable to the particular debt securities being issued;
•	whether the debt securities of the series will be guaranteed and the terms and conditions upon which those debt securities will be guaranteed;
•	any restriction or condition on the transferability of the debt securities;
•	any subordination provisions and related definitions in the case of debt securities that are subordinated in right of payment to the prior payment of any other indebtedness;

•	any additions or changes to the indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;
•
the material U.S. federal income tax considerations applicable to the debt securities, including the material federal income tax consequences and other special considerations applicable to original issue discount securities; and

•	any other terms of the debt securities and, if applicable, the guarantees thereof.
Ranking
Unless otherwise indicated in the prospectus supplement, the debt securities offered by this prospectus will:
•	be our general unsecured obligations;
•	rank equally with all of our other unsecured and unsubordinated indebtedness; and
•	with respect to the assets and earnings of our subsidiaries, effectively rank junior to all of the liabilities of our subsidiaries.
A substantial portion of our assets are owned through our subsidiaries, and we depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the debt securities and our other debt obligations. Many of our subsidiaries have significant debt or other liabilities of their own which will be structurally senior to the debt securities. Unless otherwise indicated in the prospectus supplement, none of our subsidiaries will guarantee or have any obligations with respect to the debt securities. Therefore, our rights and the rights of our creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.
Subject to compliance with the applicable requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to our debt securities as described below under “— Defeasance and Covenant Defeasance.”
Guarantees
Each prospectus supplement will describe the terms of any guarantees of debt securities for the benefit of the series of debt securities to which it relates. Debt securities issued by us may be fully and unconditionally guaranteed by Ferguson UK Holdings Limited, a private limited company incorporated under the laws of England and Wales, and a subsidiary registrant under the registration statement of which this prospectus forms a part.
Events of Default
The indenture defines an “event of default” with respect to any series of debt securities. Unless we state otherwise in the prospectus supplement, each of the following will be an event of default under the indenture for any series of debt securities:
•	our failure to pay interest on any of the debt securities of that series when due and payable, and continuance of the default for a period of 30 days;
•
our failure to pay principal or premium, if any, on any of the debt securities of that series when due, whether at maturity or otherwise, and continuance of such default for a period of one business day;

•
our failure to perform, or our breach, of any covenant in the indenture in respect of that series, other than a covenant for which there are other consequences of breach or nonperformance or a covenant included in the indenture solely for the benefit of another series of debt securities, and continuance of that failure or breach, without that failure or breach having been cured or waived, for a period of 90 days after the trustee gives notice to us or, in the case of notice by the holders, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give notice to us and the trustee, specifying the default or breach;

•	specified events involving our bankruptcy, insolvency or reorganization; or

•	any other event of default we may provide for that series.
Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. The indenture provides that, within 90 days after the occurrence of any default with respect to a series of debt securities that a responsible officer of the trustee has received written notice of, the trustee will send to all holders of debt securities of that series notice of the default, unless the default has been cured or waived. However, the indenture provides that the trustee may withhold notice of a default with respect to a series of debt securities, except a default in payment of principal, premium, if any, or interest, if any, if the trustee in good faith determines that doing so is in the interest of the holders of the debt securities of the applicable series. In the case of a default in the performance, or breach, of any covenant or warranty in the indenture or in respect of a series of debt securities, no notice will be given until at least 30 days after the occurrence of the default or breach. As used in this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default with respect to a series of debt securities.
The indenture provides that if an event of default, other than an event of default relating to events of bankruptcy, insolvency or reorganization, with respect to a series of debt securities occurs and is continuing, either the trustee or the holders of no fewer than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of, or such lesser amount as may be provided for with respect to debt securities of that series, and accrued and unpaid interest, if any, on the debt securities of that series to be due and payable immediately by a notice in writing to us (or to the trustee if given by the holders), and upon any such declaration, such principal or such lesser amount, as the case may be, and such accrued and unpaid interest will become immediately due and payable. The indenture also provides that if an event of default relating to events of bankruptcy, insolvency or reorganization with respect to a series of debt securities occurs then the principal of, and accrued and unpaid interest, if any, on, all the debt securities of that series will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities. However, upon specified conditions, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may rescind and annul an acceleration of the debt securities of that series and its consequences.
Any time period in the indenture to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction.
Subject to the provisions of the Trust Indenture Act requiring the trustee, during the continuance of an event of default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities unless those holders have offered, and if requested, provided to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that may be incurred by taking such action.
Subject to this requirement, holders of a majority in aggregate principal amount of the outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the debt securities of that series.
The indenture requires, within 120 days after the end of each fiscal year of the Company ending after the date of the indenture, delivery to the trustee of a certificate signed by one of our principal executive officer, principal financial officer or principal accounting officer that states whether or not, to the best of his or her knowledge, we are in default under any of the terms, provisions and conditions of the indenture, and if we shall be in default, specifying all such defaults and the nature and status thereof of which he or she may have knowledge.
Notwithstanding any other provision of the indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest, if any, on that debt security on the respective due dates for those payments and to institute suit for the enforcement of those payments, and this right will not be impaired without the consent of the holder.
Modification and Waivers
The indenture permits us and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of a series affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities or the rights of the holders of the debt securities under the indenture. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment, among other things:
•
change the stated maturity of the principal of or any installment of principal of or interest, if any, on the debt securities, or reduce the principal amount thereof or the rate (or modify the calculation of such rate) of interest thereon, or reduce the amount payable upon redemption thereof at our option, or reduce the amount of the principal of any original issue discount security that would be due and payable upon a declaration of acceleration of the maturity pursuant to the indenture;

•
adversely affect a holder’s right to receive payment of the principal of and interest on any security on or after the stated maturity thereof or impair the right to institute suit to enforce such payment on or after the stated maturity of the debt securities, in each case as such stated maturity may, if applicable, be extended in accordance with the terms of such debt securities, or, in the case of redemption at the option of the Company, on or after the redemption date;

•	change the currency in which the principal of, any premium or interest on, any debt security is payable;
•
reduce the percentage in principal amount of outstanding debt securities whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the indenture or certain defaults under the indenture and their consequences; or

•
make certain modifications to the provisions for modification of the indenture and for certain waivers, except to increase the principal amount of outstanding debt securities necessary to consent to any such change.

The indenture also contains provisions permitting us and the trustee, without the consent of the holders of the debt securities, to modify or amend the indenture, among other things:
•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities any property or assets that we may desire;
•
to evidence succession of another corporation to Ferguson or any guarantor, if any, or their successors, as applicable, and the assumption by the successor corporation of the covenants, agreements and obligations of Ferguson or such guarantor, as applicable;

•
to add to or modify our covenants and agreements to those included in the indenture for the protection of holders of debt securities (and if such covenants, agreements, restrictions or conditions are to be for the benefit of fewer than all series of debt securities, stating that such covenants, agreements, restrictions or conditions are expressly being included solely for the benefit of such series);

•
to add or modify the events of default for the benefit of the holders of debt securities(and if such additional or modified events of default are to be for the benefit of fewer than all series of debt securities, stating that such additional or modified events of default are expressly being included solely for the benefit of such series);

•	to prohibit the authentication and delivery of additional series of debt securities under the indenture;
•
to cure any ambiguity, omission, mistake, defect or inconsistency, provided that such action shall not adversely affect the rights of any holders of debt securities of any series in any material respect (as determined by us in an officer's certificate delivered to the trustee);

•
to make such other provisions in regard to matters or questions arising under the indenture as are not inconsistent with the provisions of the indenture or any supplemental indenture, provided that such action shall not adversely affect the rights of any holders of debt securities of any series in any material respect (as determined by us in an officer's certificate delivered to the trustee);

•	to establish the form and terms of debt securities of any series issued under the indenture;
•
to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series or to add to or change any of the provisions of the indenture as will be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•
to delete, amend or supplement any provision contained herein or in any supplemental indenture (which deletion, amendment or supplement may apply to one or more series of debt securities or may apply to the indenture generally, including the amendment and restatement the indenture), provided that such amendment or supplement does not (i) apply to any debt security of any series then outstanding created or issued prior to the date of the supplemental indenture pursuant to which such deletion, amendment or supplement, as the case may be, is made and entitled to the benefit of such provision deleted, amended or supplemented by such supplemental indenture or (ii) modify the rights of the holder of any such debt security;

•	to add guarantors for the benefit of the debt securities of all or any series;
•	to evidence the release, termination or discharge of a guarantee of the debt securities of all or any series when such release, termination or discharge is permitted under the indenture;
•	to secure the debt securities or guarantees of all or any series;
•	to comply with the applicable procedures of the applicable depositary;
•	to comply with the Trust Indenture Act or maintain the qualification of the indenture under the Trust Indenture Act; or
•	to conform the provisions of the indenture and the debt securities or any related guarantees to the description thereof contained in this prospectus and any related prospectus supplement.
The holders of a majority in aggregate principal amount of the outstanding debt securities may waive our compliance with some of the restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of debt securities, waive any past default under the indenture with respect to the debt securities and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on the debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security.
Satisfaction and Discharge
Upon our direction, the indenture will cease to be of further effect with respect to any debt security specified, subject to the survival of specified provisions of the indenture, when:
•
either: (i) all debt securities issued under the indenture, subject to exceptions, have been delivered to the trustee for cancellation; or (ii) all debt securities issued under the indenture have become due and payable, will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, funds in the currency in which the debt securities are payable, or, in the case of any debt securities denominated in U.S. dollars, direct or indirect obligations of the U.S. or, in the case of any debt securities denominated in a foreign currency, direct or indirect obligations of a government or governments in the confederation that issued such foreign currency (“government obligations”), or a combination thereof, as applicable, in an amount sufficient to pay the entire indebtedness on the debt securities which have not been delivered to the trustee for cancellation including the principal, premium, if any, and interest, if any, to the date of the deposit, if the debt securities have become due and payable, or to the maturity or redemption date of the debt securities, as the case may be;

•	we have paid all other sums payable under the indenture with respect to the outstanding debt securities issued under the indenture; and
•	the trustee has received each officer’s certificate and opinion of counsel called for by the indenture.
Defeasance and Covenant Defeasance
We may elect with respect to the debt securities issued under the indenture either:
•	to defease and be discharged from all of our obligations with respect to the outstanding debt securities (“defeasance”), except for, among other things,

•	the obligation to register the transfer or exchange of the debt securities,
•	the obligation to replace temporary or mutilated, destroyed, lost or stolen debt securities,
•	the obligation to maintain an office or agency in respect of the debt securities, and
•	the obligation to hold monies for payment in trust; or
•
to be released from our obligations with respect to the debt securities under specified covenants in the indenture, and any omission to comply with those obligations will not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”), in either case upon the irrevocable deposit by us with the trustee in trust for that purpose, of an amount in the currency in which the debt securities are specified as payable and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest, if any, on the due dates for those payments.
The defeasance or covenant defeasance described above will only be effective if, among other things:
•	it will not result in a breach or violation of, or constitute a default under, the indenture;
•	in the case of defeasance, we will have delivered to the trustee an opinion of counsel, subject to customary assumptions and exclusions, confirming that:
•	we have received from or there has been published by the Internal Revenue Service a ruling, or
•	since the date of the indenture there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based on this ruling or change in law, the opinion of counsel will confirm that the beneficial owners of the debt securities then outstanding will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;
•
in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel, subject to customary assumptions and exclusions, to the effect that the beneficial owners of the debt securities then outstanding will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•	the trustee has received each officer’s certificate and opinion of counsel called for by the indenture;
•
if the cash and/or government obligations deposited are sufficient to pay the principal of, and premium, if any, and interest, if any, with respect to the debt securities provided the debt securities are redeemed on a particular redemption date, we will have given the trustee irrevocable instructions to redeem the debt securities on that date; and

•
no event of default or default (other than that resulting from borrowing funds to be applied to make the irrevocable deposit described above and the granting of any liens in connection therewith) will have occurred and be continuing on the date of the deposit into trust, and, solely in the case of defeasance, no event of default or default with respect to the applicable debt securities for specified events involving our bankruptcy, insolvency or reorganization will have occurred and be continuing on the date of the irrevocable deposit described above.

In the event covenant defeasance is effected with respect to the debt securities and those debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected, which would no longer be applicable to the debt securities after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities at the time of any acceleration resulting from that event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

Book-Entry Securities
Unless otherwise indicated in the prospectus supplement, the debt securities will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, DTC, as the depositary, and registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC.
We have appointed The Bank of New York Mellon to act as the security registrar and paying agent and to act as depositary custodian with respect to the global notes. We have authorized our agents and The Bank of New York Mellon to act in accordance with a letter of representations entered into with the depositary.
Governing Law
The indenture, the debt securities and any related guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
The Trustee
The Bank of New York Mellon, or any successor thereto, will serve as trustee under the indenture.
The trustee may engage in transactions, including commercial banking and other transactions, with us and our subsidiaries from time to time. However, if the trustee acquires any conflicting interest, it must eliminate such conflict upon the occurrence of an event of default, or else resign.

PLAN OF DISTRIBUTION
General
We may offer and sell the securities in one or more transactions from time to time through one or more of the following methods:
•	in one or more underwritten offerings;
•	to or through dealers;
•	in negotiated transactions;
•	directly to one or more purchasers;
•	to or through agents; and
•	in any combination of these methods of sale.
A prospectus supplement relating to a particular offering of any securities may include the following information:
•	the terms of the offering;
•	the names of any underwriters, dealers or agents;
•	the public offering or purchase price of the securities;
•	any net proceeds to us from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts and other items constituting underwriters’ compensation; and
•	any discounts or concessions allowed or paid to dealers or agents.
Underwriting Compensation
We may offer and sell any securities to the public through underwriting syndicates represented by a managing underwriter or managing underwriters or through an underwriter or underwriters without an underwriting syndicate. If underwriters are used for the sale of any securities, such securities will be acquired by the underwriters for their own account. The underwriters may resell any securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of securities, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell any securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.
If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with those underwriters at the time of sale of the securities. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell the securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities if any of the securities are purchased.
Underwriters, dealers and agents that participate in the distribution of any securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and any profit that they receive on the resale of our securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us.

Indemnification
We may enter agreements under which underwriters and agents that participate in the distribution of any securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.
Related Transactions
Various of the underwriters who participate in the distribution of any securities, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.
Delayed Delivery Contracts
We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase any securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
Price Stabilization and Short Positions
If underwriters or dealers are used in the sale, until the distribution of any securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing the securities in the open market.
We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS
The validity of the debt securities offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters with respect to English law relating to the validity of the guarantees offered hereby will be passed upon for us by Kirkland & Ellis International LLP. If any legal matters relating to offerings made in connection with this prospectus are passed upon by counsel for the underwriters, dealers or agents, that counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
The financial statement of Ferguson Enterprises Inc. as of July 31, 2024, incorporated by reference in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The financial statements of Ferguson plc as of July 31, 2024 and July 31, 2023, and for the years ended July 31, 2024 and July 31, 2023, incorporated by reference in this prospectus, and the effectiveness of Ferguson plc’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The financial statements of Ferguson plc for the period ended July 31, 2022, incorporated by reference in this prospectus by reference to Ferguson Enterprises Inc.’s Annual Report on Form 10-K for the year ended July 31, 2024, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

$          % Senior Notes due 20
PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
Barclays
J.P. Morgan
SMBC Nikko
PNC Capital Markets LLC
   , 2025